Exhibit 10.1
EXECUTION VERSION
AMENDMENT NO. 2 TO AMENDED AND RESTATED
CREDIT AND SECURITY AGREEMENT
     This Amendment No. 2 to Amended and Restated Credit and Security Agreement (this “Amendment”), dated as of April 14, 2010, is entered into by and among PACKAGING RECEIVABLES COMPANY, LLC, a Delaware limited liability company, as borrower (together with its successors and permitted assigns, the “Borrower”), PACKAGING CREDIT COMPANY, LLC, a Delaware limited liability company, as initial servicer (together with its successors, the “Servicer”), YC SUSI Trust, a Delaware statutory trust, and Bank of America, National Association (“Bank of America”), as lenders (collectively, the “Lenders”), and Bank of America, as agent for the Lenders (in such capacity, the “Agent”).
RECITALS
     WHEREAS, the parties hereto have entered into that certain Amended and Restated Credit and Security Agreement dated as of September 19, 2008 (as amended by that certain Amendment No. 1 to Amended and Restated Credit Agreement dated as of April 15, 2009, and as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);
     WHEREAS, the parties hereto wish to make certain changes to the Credit Agreement as herein provided;
     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and in the Credit Agreement, the parties hereto agree as follows:
     SECTION 1. Definitions. All capitalized terms not otherwise defined herein are used as defined in the Credit Agreement.
     SECTION 2. Amendments.
     2.1. Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:
     “Section 1.1. The Facility. On the terms and subject to the conditions set forth in this Agreement, the Borrower (or the Servicer on the Borrower’s behalf) may from time to time during the Revolving Period request Advances by delivering a Borrowing Request to the Agent in accordance with Section 2.1. Upon receipt of a copy of each Borrowing Request from the Borrower or Servicer, the Agent shall advise YC SUSI and the Liquidity Banks thereof, and in the event that YC SUSI elects not to make any such Loan to the Borrower, each of the Liquidity Banks severally agrees to make its Ratable Share of such Loan to the Borrower, on the terms and subject to the conditions hereof, provided that at no time may the aggregate principal amount of YC SUSI’s and the Liquidity Banks’ Loans at any one time outstanding exceed the lesser of (i) the aggregate amount of the Liquidity Banks’ Commitments, and (ii) the Borrowing Base (such lesser amount, the “Allocation Limit”). Each Loan shall be in the minimum amount of $1,000,000 or a larger integral multiple of $500,000. In no event may the aggregate principal amount of the Advances hereunder exceed the lesser of (x) the Aggregate Commitment, or (y)

the Borrowing Base. All Liquidity Banks’ Commitments shall terminate on the Termination Date. Each of the Loans, and all other Obligations of the Borrower, shall be secured by the Collateral as provided in Article IX.”
     2.2. Section 1.2(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:
     “(c) At all times prior to the Conduit Investment Termination Date, it is the intent of YC SUSI to fund each requested Advance through the issuance of Commercial Paper Notes, but the parties acknowledge that if YC SUSI is unable, or determines that it is undesirable, to issue Commercial Paper Notes to fund all or any portion of the Loans, or is unable to repay such Commercial Paper Notes upon the maturity thereof, YC SUSI may put all or any portion of its Loans to the Liquidity Banks at any time pursuant to the Liquidity Agreement to finance or refinance the necessary portion of its Loans through a Liquidity Funding to the extent available. The Liquidity Fundings shall be Eurodollar Loans, unless otherwise provided in Article II. Regardless of whether a Liquidity Funding constitutes an assignment of a Loan or the sale of one or more participations therein, each Liquidity Bank participating in a Liquidity Funding shall have the rights of a “Lender” hereunder with the same force and effect as if it had directly made a Loan to the Borrower in the amount of its Liquidity Funding. On and after the Conduit Investment Termination Date, all Loans hereunder will be funded by the Liquidity Banks.”
     2.3. Section 1.3(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:
     “(b) Each Eurodollar Loan shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto as provided in accordance with Article II of this Agreement to (but not including) the last day of such Interest Period at a rate per annum equal to the sum of (i) the applicable Eurodollar Rate (Reserve Adjusted) for such Interest Period plus (ii) the Bank Rate Spread.”
     2.4. Section 1.4(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:
     “(b) [Reserved.]”
     2.5. Section 1.4(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:
     “(d) The Borrower promises to pay all accrued and unpaid interest on each Loan (other than a CP Rate Loan) on its applicable Interest Payment Date. The principal on each Eurodollar Loan shall be payable on and after the Termination Date as and when Collections are received.”
     2.6. Section 1.8 of the Credit Agreement is hereby amended and restated in its entirety as follows:
     “Extension of the Scheduled Termination Date. Provided that no Event of Default exists and is continuing, the Borrower may request an extension of the Scheduled Termination Date by submitting a request for an extension (each, an “Extension Request”) to the Agent. If Bank of

America, as Lender, does not agree to an Extension Request, the Scheduled Termination Date shall remain unchanged.
     2.7. Section 2.2 of the Credit Agreement is hereby amended and restated in its entirety as follows:
     “Section 2.2. Eurodollar Loans. From and after the Conduit Investment Termination Date or if the Borrower has otherwise been informed by the Agent that CP Rate Loans are not available, prior to the occurrence of an Event of Default, all Loans will be Eurodollar Loans, except as otherwise provided in this Section 2.2. The Borrower shall have no right to select Interest Periods for Eurodollar Loans.
     If the Agent or any Liquidity Bank determines (i) that maintenance of any Eurodollar Loan would violate any applicable law or regulation, (ii) that deposits of a type and maturity appropriate to match fund any of such Liquidity Bank’s Eurodollar Loans are not available or (iii) that the maintenance of any Eurodollar Loans will not adequately and fairly reflect the cost of such Liquidity Bank of funding Eurodollar Loans, then the Agent, upon the direction of such Liquidity Bank, shall suspend the availability of future Eurodollar Loans until such time as the Agent or applicable Liquidity Bank provides notice that the circumstances giving rise to such suspension no longer exist, and, if required by any applicable law or regulation, terminate any outstanding Eurodollar Loan so affected. All Loans allocated to any such terminated Eurodollar Loan shall be reallocated to an Alternate Base Rate Loan.”
     2.8. Section 4.2 of the Credit Agreement is hereby amended to delete subsections (f), (g), and (h) and add the following provisions at the end thereof:
     “With respect to any claim for compensation pursuant to this Section 4.2, the parties hereto hereby further agree that:
     (a) Each Affected Party will promptly notify the Borrower and the Agent of any event of which it has knowledge (including any future event that, in the judgment of such Affected Party, is reasonably certain to occur) which will entitle such Affected Party to compensation pursuant to this Section 4.2; provided, however, no failure to give or delay in giving such notification shall adversely affect the rights of any Affected Party to such compensation;
     (b) In determining any amount provided for or referred to in this Section 4.2, an Affected Party may use any reasonable averaging and attribution methods (consistent with its ordinary business practices) that it (in its reasonable discretion) shall deem applicable. Any Affected Party when making a claim under this Section 4.2 shall submit to the Borrower the above-referenced certificate as to such actual increased cost or actual reduced return (including calculation thereof in reasonable detail), which statement shall, in the absence of demonstrable error, be conclusive and binding upon the Borrower; and
     (c) Each of the Lenders agrees, and will require each Affected Party to agree that, with reasonable promptness after an officer of such Lender or such Affected Party responsible for administering the Transaction Documents becomes aware that it has become an Affected Party under this Section 4.2, is entitled to receive payments under this Section 4.2, or is or has become subject to U.S. withholding taxes payable by any Loan Party in respect of its investment hereunder, it will, to the extent not inconsistent with any internal policy of such Person or any applicable legal or regulatory restriction, (i) use all reasonable efforts to make, fund or maintain its commitment or investment hereunder through another branch or office of such Affected Party, or (ii) take such other reasonable measures, if, as a result thereof, the circumstances which would cause such Person to be an Affected Party under this Section 4.2 would cease to exist, or the additional amounts which would otherwise be required to be paid to such Person pursuant to this Section 4.2 would be reduced, or such withholding taxes would be reduced, and if the making, funding or maintaining of such commitment or investment through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such commitment or investment or the interests of such Person; provided that, such Person will not be obligated to utilize such other lending office pursuant to this Section 4.2 unless the Borrower agrees to pay all incremental expenses incurred by such Person as a result of utilizing such other office as described in clause (i) above. For the avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board which becomes applicable to the Liquidity Banks shall constitute a Regulatory Change subject to this Section 4.2.”
     2.9. Section 6.1(n) of the Credit Agreement is hereby amended and restated in its entirety as follows:
     “(n) Lock-Boxes and Lock-Box Accounts. The names and addresses of all the Lock-Box Banks, together with the addresses for the Lock-Boxes and account numbers of the related accounts of the Borrower at such Lock-Box Banks, are specified in Schedule 6.1(n) (or have been notified to and approved by the Agent in accordance with Section 7.3(d)). Each of the Lock-Boxes and Lock-Box Accounts are subject to a Lock-Box Agreement that is in full force and effect.”
     2.10. The first sentence of Section 7.1(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:
     “All Obligors shall be instructed to make payments on Receivables directly to a Lock-Box and related Lock-Box Account, each of which is the subject of a Lock-Box Agreement.”
     2.11. The following new Section 7.1(k) is hereby added to the Credit Agreement:
     “(k) Ratings Confirmation. Upon written request of the Agent, the Servicer shall (at its own expense and on a best efforts basis) obtain a rating, in form satisfactory to the Agent, of the facility contemplated by this Agreement (the “External Rating”) from a nationally-recognized rating agency or rating agencies reasonably acceptable to the Agent within sixty (60) days from the date of such written request, such External Rating to be at least equal to AA- (or its equivalent) (the “Implied Rating”).”

     2.12. Section 7.3(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:
     “Change in Payment Instructions to Obligors. Neither the Borrower nor the Servicer will add or terminate any bank as a Lock-Box Bank or add or change a Lock-Box or Lock-Box Account from those listed in Schedule 6.1(n) or otherwise make any material change in its instructions to Obligors regarding payments to be made to the Borrower or the Servicer or payments to be made to any Lock-Box Bank (which shall not include a change in instructions solely for the purpose of directing Obligors to make such payments to another existing Lock-Box Bank), unless (i) the Agent shall have received prior written notice of such addition, termination or change and (ii) the Agent shall have received duly executed copies of each new Lock-Box Agreement or applicable amendment thereto.”
     2.13. Section 7.4(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:
     “(b) Not less than one member of the Borrower’s board of managers (the “Independent Manager”) shall be an individual who is not, and never has been, a direct, indirect or beneficial stockholder (other than through a mutual fund the investment decisions of which are not controlled by such person), officer, director, employee, affiliate, associate, material supplier or material customer of Performance Guarantor or any of its Affiliates (other than an Affiliate organized with a limited purpose charter for the purpose of acquiring receivables or other financial assets or intangible property). The organizational documents of the Borrower shall provide that (i) at least one member of the Borrower’s board of managers or other similar governing body shall be an Independent Manager, (ii) the Borrower’s board of managers or other similar governing body shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Borrower unless the Independent Manager shall approve the taking of such action in writing prior to the taking of such action, (iii) the Borrower shall notify the Agent in writing at least ten (10) days prior to replacing the Independent Manager and (iv) the provisions requiring an Independent Manager and the provision described in clauses (i), (ii) and (iii) of this paragraph (b) cannot be amended without the prior written consent of the Independent Manager;”
     2.14. Section 10.1(c)(ii) of the Credit Agreement is hereby amended and restated in its entirety as follows:
     “(ii) Any Loan Party fails to perform or observe any other term or covenant contained in this Agreement (other than Section 7.1(k)) or any other Transaction Document, and such default shall continue unremedied for a period of 30 days after the date upon which written notice thereof is given to such Loan Party by the Agent; or”
     2.15. Section 10.1(d)(iii)(i) of the Credit Agreement is hereby amended by deleting “twenty (20) consecutive days” and replacing with “five (5) consecutive days”.
     2.16. Annex A to the Credit Agreement is hereby amended by inserting the following new definitions in their proper alphabetical order:
     “Additional Interest Option” has the meaning set forth in Section 1.5(d).

     “Credit Event Amortization Notice” has the meaning set forth in Section 1.5(d).
     “Credit Event Amortization Option” has the meaning set forth in Section 1.5(d).
     “Credit Event Election Notice” has the meaning set forth in Section 1.5(d).
     “External Rating” has the meaning set forth in Section 7.1(k).
     “Implied Rating” has the meaning set forth in Section 7.1(k).
     2.17. Clause (o) of the definition of “Eligible Receivable” in Annex A of the Credit Agreement is hereby amended and restated in its entirety as follows:
     “(o) the Obligor of which has been directed to make all payments to a Lock-Box or directly to a Lock-Box Account;”
     2.18. Clause (b) of the definition of “Termination Date” in Annex A of the Credit Agreement is hereby amended and restated in its entirety as follows:
     “(b) [Reserved],”
     2.19. The definition of “Termination Date” in Annex A of the Credit Agreement is hereby amended by adding the following new clause (f):
     “(f) the day designated by the Agent to the Borrower as the Termination Date as a result of the occurrence of a Credit Event in accordance with Section 1.5(d).”
     2.20. The following definitions in Annex A of the Credit Agreement are hereby amended and restated in their entirety to read as follows:
     ““ Eurodollar Rate” means, for each day during an Interest Period:
     (i) the rate per annum (carried out to the fifth decimal place) equal to the rate determined by the Agent to be the offered rate that appears on the page of the Reuters Screen on such day that displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01) for deposits in United States dollars (for delivery on a date two Business Days later) with a term equivalent to one month;
     (ii) in the event the rate referenced in the preceding subsection (i) does not appear on such page or service or such page or service shall cease to be available, the rate per annum (carried to the fifth decimal place) equal to the rate determined by the Agent to be the offered rate on such day on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in United States dollars (for delivery on a date two Business Days later) with a term equivalent to one month; or

     (iii) in the event the rates referenced in the preceding subsections (i) and (ii) are not available, the rate per annum determined by the Agent on such day as the rate of interest at which Dollar deposits (for delivery on a date two Business days later than such day) in same day funds in the approximate amount of the applicable investment to be funded by reference to the Eurodollar Rate and with a term equivalent to one month would be offered by its London Branch to major banks in the London interbank eurodollar market at their request.”
     ““Eurodollar Rate (Reserve Adjusted)” applicable to any day during an Interest Period means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100th of 1%) by dividing (a) the applicable Eurodollar Rate for such day during an Interest Period by (b) 1.00 minus the Eurodollar Reserve Percentage.”
     ““Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”). The Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.”
     ““Fee Letter” means that certain Third Amended and Restated Fee Letter dated as of April 14, 2010 by and among the Servicer, the Borrower, YC SUSI and the Agent, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.”
     ““ Interest Payment Date” means:
     (a) with respect to any CP Rate Loan, each Settlement Date, the date on which any such Loan is prepaid, in whole or in part, and the Termination Date;
     (b) with respect to any Eurodollar Loan, each Settlement Date, the date on which any such Loan is prepaid, in whole or in part, and the Termination Date;
     (c) with respect to any Alternate Base Rate Loan, each Settlement Date while such Loan remains outstanding, the date on which any such Loan is prepaid, in whole or in part, and the Termination Date; and
     (d) with respect to any Loan while the Default Rate is applicable thereto, upon demand or, in the absence of any such demand, each Settlement Date while such Loan remains outstanding, the date on which any such Loan is prepaid, in whole or in part, and the Termination Date.”
     ““Interest Period” means, with respect to a Eurodollar Loan, (i) initially the period commencing on (and including) the date of the initial funding of such Loan and ending on (but excluding) the next following Interest Payment Date, and (ii) thereafter, each period commencing on (and including) an Interest Payment Date and ending on (but excluding) the next following Interest Payment Date; provided that (A) any Interest Period with respect to any

Eurodollar Loan that would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided that if such Interest Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Interest Period shall end on the next preceding Business Day, and (B) in the case of any Interest Period for any Loan that commences before the Termination Date and would otherwise end on a date occurring after the Termination Date, such Interest Period shall end on such Termination Date and the duration of each Interest Period which commences on or after the Termination Date shall be of such duration as shall be selected by the Agent.”
     “Obligor Concentration Limit” means, at any time, in relation to the aggregate Unpaid Balance of Receivables owed by any single Obligor and its Affiliated Obligors (if any) (provided that the Servicer may deduct from such Receivables the Unpaid Balance of Receivables of an Obligor and its affiliated Obligors that the Servicer can specifically identify as not being Eligible Receivables), the applicable concentration limit set forth in the chart below (unless the Agent from time to time upon the Borrower’s request agrees to a higher percentage of Eligible Receivables for a particular Obligor and its Affiliates) and determined for Obligors based on their short term unsecured debt ratings (or, in the absence of such a rating, the equivalent long term unsecured senior debt rating as specified below) currently assigned to them by S&P or Moody’s; provided, however, that if such Obligor has a split rating, the applicable rating will be the lower of the two.

S&P Long-	Moody’s Long-	S&P Short-	Moody’s Short-	Allowable % of Eligible
Term Rating	Term Rating	Term Rating	Term Rating	Receivables
AAA to AA-	Aaa to Aa2	A-1+	P-1	10%

A+ to A	Aa3 to A2	A-1		8%

A- to BBB+	A3 to Baa1	A-2	P-2	4%

BBB to BBB-	Baa2 to Baa3	A-3	P-3	3%

Below BBB- or Not Rated	Below Baa3 or Not Rated	Below A-3 or Not Rated	Below P-3 or Not Rated	2%
     ““Scheduled Termination Date” means March 1, 2011, unless extended by Bank of America, as Lender.”
     2.21. Schedule 6.1(n) of the Credit Agreement is hereby amended to add the following additional Lock-Box:
“Newark Lockbox
Lockbox Number 12406
Packaging Credit Company
P.O. Box 12406
Newark, New Jersey 07101-3506”

     SECTION 3. Conditions Precedent. This Amendment shall become effective on the first date on which (i) the Agent shall have received an original counterpart (or counterparts) of this Amendment, executed and delivered by each of the parties hereto, or other evidence satisfactory to the Agent of the execution and delivery of this Amendment by such parties, (ii) the Agent shall have received a renewal fee in the amount equal to the product of (a) 10 basis points (0.10%) times (b) the Aggregate Commitment as of the date hereof as more fully described in the Fee Letter, and (iii) the Agent shall have received all fees and expenses in connection with this Amendment, including the fees of the Agent’s legal counsel, Mayer Brown LLP.
     SECTION 4. Miscellaneous.
     4.1. Reaffirmation of Covenants, Representations and Warranties. Upon the effectiveness of this Amendment, each of the Borrower and the Servicer hereby reaffirms all covenants, representations and warranties made in the Credit Agreement to the extent the same are not amended hereby and agrees that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment.
     4.2. References to Credit Agreement. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the Credit Agreement as amended hereby, and each reference to the Credit Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.
     4.3. Effect on Credit Agreement. Except as specifically amended above, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.
     4.4. Governing Law. This Amendment, including the rights and duties of the parties hereto, shall be governed by, and construed in accordance with, the internal laws of the State of New York (without reference to conflicts of laws principles thereof other than Section 5-1601 of the New York General Obligations Law).
     4.5. Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
     4.6. Headings. The Section headings in this Amendment are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Amendment or any provision hereof.
     4.7. Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Facsimiles shall be effective as originals.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

BORROWER: PACKAGING RECEIVABLES COMPANY, LLC, a Delaware limited liability company
By:	/s/ Darla J. Olivier
	Name:	Darla J. Olivier
	Title:	Secretary

SERVICER: PACKAGING CREDIT COMPANY, LLC, a Delaware limited liability company
By:	/s/ Darla J. Olivier
	Name:	Darla J. Olivier
	Title:	Secretary

[Signature Pages Continue]

LENDERS: YC SUSI TRUST, as a Lender By: Bank of America, National Association, its attorney-in-fact

By:	/s/ Nina Austin
	Name:	Nina Austin
	Title:	Vice President

BANK OF AMERICA, NATIONAL ASSOCIATION, as a Lender
By:	/s/ Nina Austin
	Name:	Nina Austin
	Title:	Vice President

AGENT: BANK OF AMERICA, NATIONAL ASSOCIATION
By:	/s/ Nina Austin
	Name:	Nina Austin
	Title:	Vice President